EXHIBIT 99.1
FOR IMMEDIATE RELEASE

CSI COMPRESSCO LP
NAMES DEREK COFFIE AS CHIEF FINANCIAL OFFICER

MIDLAND, Texas, June 20, 2016 /PRNewswire/ -- CSI Compressco LP (NASDAQ: CCLP) (“CSI Compressco” or the “Partnership”) today announced the appointment of Derek C. Coffie as Chief Financial Officer of CSI Compressco. Mr. Coffie will be responsible for managing the Partnership’s finance and accounting functions. He will report to Timothy A. Knox, President of CSI Compressco. Mr. Coffie succeeds Elijio V. Serrano, who has served as the Partnership’s interim Chief Financial Officer (“CFO”) since August 2015. Mr. Serrano, who will continue as Senior Vice President and CFO of TETRA Technologies, Inc. (NYSE:TTI), will work with Mr. Coffie to ensure a smooth transition.

Mr. Coffie has over 35 years of accounting and financial management experience, working in a variety of industries, including agribusiness, manufacturing and land-based diesel engine services. Mr. Coffie joins CSI Compressco from United Holdings, a subsidiary of Kirby Corporation, where he served as Vice President Finance and Controller since 2015. United Holdings provides the energy sector with equipment for oil fracturing and diesel engine repair services. From 2008 to 2014, Mr. Coffie served as Vice President and Chief Financial Officer of Lennox International’s Heatcraft Worldwide Refrigeration division. From 2002 to 2008, he served as controller for Johnson Outdoors. Earlier roles include finance director of Steelcase Inc., director of finance of Johnson Controls Inc., and group controller of Illinois Tool Works. Mr. Coffie began his career at Monsanto, a sustainable agriculture company, where he held various financial and management roles with increasing responsibility during his 16 year tenure. He earned a Bachelor of Science in Accounting from Tennessee State University and an MBA from Washington University’s Olin School of Business.

Tim Knox, President of CSI Compressco said, “I am very pleased to welcome Derek to the CSI Compressco executive team.  Derek has a proven track record of executing growth strategies and leading the finance and accounting group at several publically-traded companies.  We are excited to get him plugged in and look forward to the contributions that he will bring in driving performance improvement to impact shareholder value.”

CSI Compressco Overview

CSI Compressco is a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing, and storage. CSI Compressco's compression and related services business includes a fleet of over 6,000 compressor packages providing in excess of 1.1 million in aggregate horsepower, utilizing a full spectrum of low-, medium-, and high-horsepower engines. CSI Compressco also provides well monitoring and automated sand separation services in conjunction with compression services in Mexico. CSI Compressco's equipment sales business includes the fabrication and sale of standard compressor packages, custom-designed compressor packages, and oilfield fluid pump systems designed and fabricated primarily at our facility in Midland, Texas. CSI Compressco's aftermarket business provides compressor package reconfiguration and maintenance services as well as the sale of compressor package parts and components manufactured by third-party suppliers. CSI Compressco's customers comprise a broad base of natural gas and oil exploration and production, mid-stream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States as well as in a number of foreign countries, including Mexico, Canada, and Argentina. CSI Compressco is managed by CSI Compressco GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Contact
CSI Compressco LP
Timothy A. Knox, President
Phone: 1.432.561.9732
www.csicompressco.com

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